Exhibit 10.11
FIRST AMENDMENT TO LEASE
          THIS FIRST AMENDMENT TO LEASE (the “Amendment”) is made and entered into as of the date below written by and between CALIFORNIA PACIFIC COMMERCIAL CORPORATION (“Lessor”) and ALEXZA MOLECULAR DELIVERY CORPORATION (“Lessee”).
RECITALS
     A. Lessor and Lessee are parties to that certain lease dated March 20, 2002 for certain premises located at 1001 East Meadow Circle, Palo Alto, California (the “Lease”).
     B. Lessor and Lessee desire to amend the terms of the Lease on the terms and conditions set forth below.
AGREEMENT
          Lessor and Lessee hereby agree as follows:
          1. Term. The term of the Lease is hereby extended until May 31, 2006.
          2. Base Rent. Commencing June 1, 2003 and continuing through August 31, 2003, base rent shall be Thirty Seven Thousand Eighteen Dollars ($37,018) per month. Commencing September 1, 2003 and continuing through May 31, 2005, base rent shall be Fifty Two Thousand Seventy Eight Dollars ($52,078) per month. Commencing June 1, 2005, base rent shall be Sixty Thousand Five Hundred Twenty Two Dollars ($60,522) per month.
          3. Additional Premises. Commencing September 1, 2003, (i) the Premises shall include the premises currently occupied by Arista Networks, Inc. commonly known as 1015 East Meadow Circle (the “Arista Space”) such that Lessee shall occupy the entire Building; and (ii) Lessee’s share of Common Area Operating Expenses shall be 100%. Lessor at its expense shall recarpet the carpeted portion of the Arista Space with Building standard carpet and make the existing HVAC system servicing the Arista Space operational. Except as provided in the preceding sentence, Lessee shall accept the Arista Space in its “as is” condition upon delivery thereof by the Lessor. Notwithstanding Paragraphs 7.1 (a) , 7.1 (b) and 7.1 (d) of the Lease, Lessor shall at its expense maintain, repair and replace the HVAC equipment servicing the Arista Space; provided, however, that Lessee shall reimburse Lessor for the cost of routine maintenance of the HVAC equipment and the cost of a service contract on such equipment as contemplated by Paragraph 7.l(b) of the Lease. The parties acknowledge that Arista may desire to remain in possession of its premises beyond the August 31, 2003 expiration date of its lease until as late as December 31, 2003. In the event that Arista elects to remain in possession of its premises beyond August 31, 2003 on terms satisfactory to Lessor in its sole discretion, the Lease shall not commence with respect to the Arista Space until such time as Arista vacates its premises (not to be later than December 31, 2003) and the base rent payable and Lessee’s share of Operating Expenses hereunder shall be proportionately reduced until Arista vacates its premises and Lessor is able to deliver possession of the Arista Space to Lessee as required hereunder. If Lessor is unable to deliver possession of the Arista Space as of the scheduled date for any reason, Lessor shall not be liable for any damage caused for failing to deliver possession, this Amendment shall not be void or voidable, and rental with respect to the Arista Space shall be delayed until Lessor delivers possession of the Arista Space to Lessee on the terms and subject to the conditions required hereunder; provided, however, that Lessee shall have the right to terminate this Amendment in the event that Lessor does not deliver possession of the Arista Space to Lessee on or before January 31, 2004.
          4. Options to Renew. Provided Lessee is not in default under the terms of the Lease either at the time of exercise of the option or at commencement of the applicable option period, Lessee shall have two (2) options to renew the Lease for successive periods of one (1) year each commencing upon the expiration of the initial term of the Lease. Said options shall be on the same terms, covenants and conditions contained herein except that the base rent shall be Sixty Six Thousand One Hundred Fifty Two Dollars ($66,152) per month during the first option term and Sixty Eight Thousand Nine Hundred Sixty Eight Dollars ($68,968) during the second option term. The options may be exercised only by written notice to Lessor delivered no later than two hundred seventy (270) days prior to expiration of the initial term or the first option period, as the case may be. Lessor may notify Lessee at any time no later than two hundred forty (240) days prior to the expiration of the first option period that it intends to redevelop the Project and in the event that Lessor gives such notice Lessee’s second option to renew shall be null and void.
          5. Miscellaneous. Except as amended herein, the Lease shall remain in full force and effect. This Amendment constitutes the entire agreement between the parties with respect to the subject matter hereof.
          IN WITNESS WHEREOF, the parties have executed this First Amendment to Lease as of the 8th day of May, 2003.

LESSOR: CALIFORNIA PACIFIC COMMERCIAL CORPORATION
By:	/s/ Dan McGanney III
Its: President

LESSEE: ALEXZA MOLECULAR DELIVERY CORPORATION
By:	/s/ Carol A. Christopher
Its: CFO